UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2014

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) Amended Severance Arrangement with an Officer.

On October 8, 2014, NeoPhotonics Corporation (the “Company”) entered into an amended and restated severance rights agreement with Benjamin L. Sitler, its Senior Vice President of Global Sales. The agreement provides that upon an Involuntary Termination (as defined in the agreement) of Mr. Sitler’s employment, subject to his execution of a binding release of claims, Mr. Sitler would receive the following severance benefits: (1) a lump sum severance payment equal to 12 months of his base salary; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment and (3) the vesting of all of Mr. Sitler’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination.

The agreement also provides that upon an Involuntary Termination of Mr. Sitler’s employment within 12 months following a Change of Control (as defined in the agreement) and subject to his execution of a binding release of claims, Mr. Sitler would receive the following severance benefits: (1) a lump sum severance payment equal to (A) to 12 months of his base salary and (B) 100% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 12 months following termination of employment; and (3) the vesting of all of Mr. Sitler’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination.

The agreement also provides that in the event of a Change of Control in which the acquirer does not assume Mr. Sitler’s outstanding and unvested equity awards, the vesting of all of Mr. Sitler’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following the closing of the Change in Control transaction.

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under the Company’s life insurance policies, in the event that Mr. Sitler’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current base salary.

The Company and Mr. Sitler entered into the updated agreement in connection with an overall effort by the Company to make its severance arrangements with its executive officers and other key employees more consistent with each other.

The foregoing description of Mr. Sitler’s severance agreement is qualified in its entirety by reference to the actual agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2014	NEOPHOTONICS CORPORATION

	By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Senior Vice President and Chief Financial Officer